EXHIBIT 10.5

NON-EXCLUSIVE SUBLICENSE AGREEMENT

Between

Apath, L.L.C.

And

Pharmasset, Inc.

For

HCV REPLICON

And

RELATED INTELLECTUAL PROPERTY

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

NON-EXCLUSIVE SUBLICENSE AGREEMENT

THIS NON-EXCLUSIVE SUBLICENSE AGREEMENT (“Agreement”) is made and entered into August 26, 2005 (the “Effective Date”) by and between Apath, L.L.C., a limited liability company of the State of Missouri, with a business address at 893 N. Warson Road, St. Louis, Missouri 63141 (“Apath”); and Pharmasset, Inc., a Delaware company, with a business address at 303A College Road East, Princeton, New Jersey 08540 (“Pharmasset”). Apath and Pharmasset are hereinafter referred to individually as a “Party” or collectively as “Parties.”

WHEREAS, Apath has obtained from Washington University in St. Louis (“WU”) exclusive commercial license rights, with the right to grant sublicenses, to certain Intellectual Property and Tangible Property (as those terms are subsequently defined in this Agreement) relating to the Hepatitis C virus (“HCV”) under a license agreement dated October 31, 1997, as amended pursuant to amendments with effective dates of January 15, 2003 and August 11, 2003 (collectively, the “Primary WU License Agreement”);

WHEREAS, the Parties had entered into a License Agreement dated October 18, 2000 and subsequently amended on January 30, 2004 (collectively, the “10/18/2000 License Agreement”) whereby non-exclusive sublicense rights to the Intellectual Property and Tangible Property had originally been granted by Apath to Pharmasset;

WHEREAS, Apath wishes to allow Pharmasset to continue laboratory research and screening using the Intellectual Property and Tangible Property, and for other drug discovery and development purposes, upon the revised terms and conditions hereinafter set forth in this Agreement (and with the resulting termination of the 10/18/2000 License Agreement), and is willing to grant a sublicense for such use; and

WHEREAS, Pharmasset desires to maintain its sublicense for continued use the Intellectual Property and Tangible Property for its own laboratory research and screening use, and for other drug discovery and development purposes upon the revised terms and conditions hereinafter set forth in this Agreement (and with the resulting termination of the 10/18/2000 License Agreement).

NOW THEREFORE, in consideration of the above premises, the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by both Parties, the Parties hereto agree as follows:

1. Termination of the 10/18/2000 License Agreement.

(a) Upon the full execution of this Agreement by the Parties hereto, the 10/18/2000 License Agreement shall terminate in favor of this Agreement and shall be of no further force or effect. The Parties expressly agree that the termination of the 10/18/2000 License Agreement shall be comprehensive and, notwithstanding any provision contained therein, shall not result in the survival of any rights or obligations of either Party. Further, the Parties expressly waive the provisions of Section 10.5 of the 10/18/2000 License Agreement requiring three (3) month’s written notice prior to termination.

(b) The Parties agree that, as of the Effective Date, (i) each Party is in full compliance with the terms and conditions of the 10/18/2000 License Agreement, (ii) neither Party is aware of any claim it may have against the other for breach of any provision of the 10/18/2000 License Agreement, and (iii) each Party hereby waives any right to bring suit or other action against the other under the 10/18/2000 License Agreement.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

2. Definitions. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

(a) “Affiliate” of a Party means any person, organization, or entity that is, directly or indirectly, controlling, controlled by, or under common control with the Party. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any person, organization, or entity, means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of such person, organization, or entity, whether through the ownership of voting securities, or by contract or court order, or otherwise. The ownership of voting securities of a person, organization, or entity shall not, in and of itself, constitute “control” for purposes of this definition, unless said ownership is of a majority of the outstanding securities entitled to vote of such a person, organization, or entity.

(b) “Compound” means any inhibitor of HCV viral function made by or for Pharmasset in the course of a research and/or development program for the purpose of finding a therapeutic or prophylactic agent for the treatment of HCV, and which inhibitor or any precursor thereto is identified or validated by means of the Covered Technology.

(c) “Field of Use” means, subject to the exclusion which follows, Pharmasset’s own drug discovery, screening, research and development programs undertaken with respect to any Compound. Without in any way limiting the foregoing, “Field of Use” shall include (i) developmental activities such as use in conjunction with research on a Compound before its commercial launch, and (ii) laboratory research and screening intended to identify or validate a Compound.

“Field of Use” does not include any laboratory testing and/or research services of the type set out above or otherwise, the primary purpose of which is intended to or reasonably appears to be intended to identify or develop information to support any regulatory filings needed to make, use or sell a [***] Inhibitor.

(d) “Insurance Minimum Amounts” means minimum annual limits of USD $2,000,000 per claim and USD $5,000,000 in the aggregate.

(e) “Intellectual Property” means all know-how (including laboratory methodology), research or technical data and Licensed Patent Rights that are licensed (with right to grant sublicenses) to Apath from WU under the Primary WU License Agreement.

(f) “Licensed Patent Rights” means (i) U.S. Patent Application Serial Nos. [***], all U.S. and ex-U.S. patent applications based or claiming priority thereon or relating thereto, and all patents issuing therefrom, including, but not limited to, U.S. Patent Nos. [***]; and (ii) any other Patent Rights claiming or encompassing manufacture, use, sale, distribution and/or practice within the Field of Use that are licensed from WU to Apath under the Primary WU License Agreement or any amendments thereto.

(g) “Patent Rights” means all patent applications filed anywhere in the world, and continuation-in-part, continuation, divisional, and continued-prosecution applications of such patent applications, any patents granted on any aforesaid applications, and any renewals, extensions, patents of addition, revivals, re-examinations, and reissues thereof, and any patents which may issue therefrom.

(h) “[***] Inhibitor” means a HCV viral inhibitor with a primary mechanism of action derived from interfering with the function of the [***] element of the HCV genome.

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

(i) “Covered Technology” means any Intellectual Property used by Pharmasset (including Tangible Property and Tangible Property Improvements) within the Field of Use that (i) in the absence of a license from Apath, would infringe a Valid Claim of Licensed Patent Rights and/or (ii) involves a use thereof permitted to Pharmasset under this Agreement. For the purpose of this Agreement, “Valid Claim” means a patent claim in an issued patent included within the Licensed Patent Rights which has not been disclaimed or canceled; provided, however, that in the event any claim of a patent that falls within the Licensed Patent Rights hereunder shall be held invalid or not infringed by a court of competent jurisdiction in a final decision from which an appeal cannot be or is not taken, or certiorari cannot be granted, then, for the purposes of this Agreement, effective as of the date of such final decision, such claim held invalid shall be considered canceled from such patent and any such claim held not infringed shall be considered limited in scope in accordance with such final decision.

(j) “Tangible Property” means:

(i)	Cell lines that express [***] (including the [***]) and the HCV replicon cell lines (including [***]), reagents used to make the cell lines (including [***]), and the [***] ([***]).

(ii)	Any other biological materials (whether or not patented) provided by Apath to Pharmasset which have been or are presently being utilized by Pharmasset or others authorized hereunder as a causative factor in identifying, isolating, or validating a Compound, except such biological materials which are not proprietary to Apath or are generally available to the public.

3. Grant. Subject to the terms and conditions of this Agreement, Apath hereby grants to Pharmasset, and Pharmasset hereby accepts, a non-exclusive, non-transferable sublicense (without the right to sublicense others) under the Intellectual Property to make (i.e., replicate), use (but not sell or for any other commercial purpose) and practice Covered Technology encompassed by the Intellectual Property. This grant shall be retroactive to Pharmasset’s first use of Covered Technology that would require the grant of rights under the Intellectual Property as contemplated herein. Notwithstanding the foregoing, Apath grants Pharmasset no license or sublicense under the Intellectual Property, and the sublicense granted hereunder specifically excludes, any rights not included within the definition of the term “Covered Technology”.

4. Restrictions on Grant. The sublicense grant set forth in this Agreement is subject to the following conditions and restrictions, in addition to the other terms of this Agreement:

(a) The sublicense granted hereunder shall not be construed to confer any rights upon Pharmasset by implication, estoppel, or otherwise as to any other technology of WU or of Apath, except as expressly set forth in this Agreement;

(b) As between Pharmasset and Apath, title to Intellectual Property and Tangible Property shall remain in WU and/or Apath, and no rights are to be transferred to Pharmasset hereunder other than as specifically set forth herein; additionally, the transfer of Tangible Property to Pharmasset by Apath is not to be considered a conditional or unconditional sale of goods; provided, however, that Pharmasset will own all rights, including all intellectual property rights, inventions, ideas, know-how, trade secrets, discoveries and other subject matter

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

conceived and reduced to practice solely by Pharmasset’s employees, by third parties retained by Pharmasset or by such Pharmasset employees and third parties working together;

(c) Pharmasset shall not distribute Intellectual Property and/or Tangible Property and Tangible Property Improvements (as defined in Section 5 below) to any third party (including any Affiliate) without obtaining the prior written consent of Apath. Once the consent of Apath is granted (which consent shall not be unreasonably withheld or delayed), Pharmasset shall be entitled to distribute the Intellectual Property and/or Tangible Property and Tangible Property Improvements to its Affiliates, who shall be bound by the terms of this Agreement by accepting such Intellectual Property and/or Tangible Property or Tangible Property Improvements. Prior to providing the Tangible Property or Tangible Property Improvement to any Affiliate, Pharmasset shall notify Apath of the identity of such Affiliate, and Pharmasset shall provide such Affiliate with the terms and conditions of this Agreement and take reasonable measures to ensure that the terms are understood by such Affiliate. Pharmasset shall guarantee the full and complete performance of all duties and obligations hereunder by any such Affiliate.

(d) If through the course of research within the Field of Use conducted by Pharmasset, a candidate for pharmaceutical products for treatment or prophylaxis of HCV is discovered to act as a [***] Inhibitor, such research on such a [***] Inhibitor must immediately cease unless Pharmasset obtains a further grant of rights therefor.

(e) Use of the Tangible Property and Tangible Property Improvements is subject to United States laws governing the export of technical data, computer software, laboratory prototypes and other commodities. Pharmasset shall be responsible for complying with all applicable laws and regulations regarding its use of the Tangible Property and Tangible Property Improvements.

5. Rights to Improvements. Apath agrees that use by Pharmasset of the licensed Tangible Property as provided herein within the Field of Use shall not give rise to any claim by Apath against Pharmasset with respect to Pharmasset’s intellectual property, including Pharmasset’s pharmaceutical product candidates and products, subject to the following: (i) so long as such pharmaceutical product candidates and products do not include any biological material containing, in whole or in part, Tangible Property or Tangible Property Improvements, as defined below; (ii) so long as such candidates and products do not include a [***] Inhibitor; and (iii) except for Tangible Property Improvements. The parties acknowledge that Pharmasset may discover or develop progeny, derivatives and modifications to the licensed Tangible Property (“Tangible Property Improvements”). In the event that Pharmasset wishes to commercialize such Tangible Property Improvements, then Pharmasset shall notify Apath in a timely way, under the Confidentiality provisions agreed to herein, of the discovery or development thereof specifying the biological nature and composition thereof as well as the process for making such Tangible Property Improvements. (In the preceding sentence, “commercialize” shall include the sale or license of the Tangible Property Improvement to a third party, or other commercialization; but “commercialize” shall not include the use of the Tangible Property Improvements in Pharmasset’s internal research and development activities.) Apath will have the first right to negotiate in a timely way an exclusive commercial license from Pharmasset, with terms to be negotiated in good faith, to commercialize such Tangible Property Improvements. If Apath declines such license or does not negotiate in a timely way, then Pharmasset will have the right to commercialize such Tangible Property Improvements solely to the extent that such Tangible Property Improvements are not covered by any Intellectual Property; but in any event, Pharmasset may not license such Tangible Property Improvements at terms less favorable to Pharmasset than those which

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Pharmasset offered to Apath and which Apath declined, without first offering such better terms to Apath as set forth above.

6. Receipt of Tangible Property. Pharmasset acknowledges that it has received the Tangible Property from Apath. Apath, from time to time, agrees to provide Pharmasset (if necessary) with additional reasonable quantities of Tangible Property sufficient for Pharmasset to exercise its rights under this Agreement within the Field of Use.

7. Safety and Handling. TANGIBLE PROPERTY CONTAINS BIOLOGIC MATERIAL WHICH MAY BE INFECTIOUS OR WHICH MAY PRODUCE OTHER MATERIALS WHICH MAY BE INFECTIOUS. THE INFECTIVITY OF THE TANGIBLE PROPERTY HAS NOT BEEN TESTED. HCV IS A BLOOD-TRANSMITTED BSL2 LEVEL HUMAN PATHOGEN. AFTER RECEIPT OF THE TANGIBLE PROPERTY, PHARMASSET SHALL ENSURE THAT THE TRANSPORT, HANDLING, INACTIVATION AND DISPOSAL OF THE TANGIBLE PROPERTY ARE DONE IN ACCORDANCE WITH ALL APPLICABLE RECOMBINANT DNA AND BIOSAFETY RULES, REGULATIONS AND GUIDELINES ACCEPTED AND APPROVED BY PHARMASSET AND ITS COUNTRY OF RESIDENCY.

8. Sublicense Fees. In consideration of the rights, privileges, and sublicense granted hereunder, Pharmasset shall pay to Apath fees as set forth below:

(a) Fixed Sublicense Fee. A fixed sublicense fee in the amount of Five Hundred and Fifty Thousand Dollars (USD $550,000), in accordance with the following schedule: (i) [***] Dollars (USD $[***]) within 30 days of the Effective Date of the Agreement; (ii) [***] Dollars (USD $[***]) on October 18, 2006; and (iii) [***] Dollars (USD $[***]) on October 18, 2007. The entire amount of the fixed sublicense fee specified in this Section 7(a) shall be paid by Pharmasset to Apath according to the schedule set forth above, irrespective of whether Pharmasset exercises its right to terminate the Agreement as provided in Section 16 (c).

(b) Annual Maintenance Fee. An annual license maintenance fee of Seventy Five Thousand Dollars (USD $75,000), payable on October 18, 2005 and on each subsequent anniversary of that date thereafter, provided that this Agreement has not been terminated pursuant to Section 16 prior to the relevant anniversary.

Except as expressly provided in this Agreement, Pharmasset will have no other financial obligation to Apath in connection with this Agreement.

9. Confidentiality. During the term and in the performance of this Agreement, it is anticipated that either Party (“Discloser”) may provide the other Party (“Confidant”) with Discloser’s own proprietary information or third party proprietary information in its possession for which it has the obligation to keep confidential as well as the right to disclose on a confidential basis to Confidant (“Confidential Information”). During the term of this Agreement and for a period of five (5) years following the date of termination of this Agreement, Confidant shall maintain in confidence all Confidential Information designated in writing by Discloser as “CONFIDENTIAL” (or with another suitable marking) or known by the Parties to be confidential and will take all reasonable steps to prevent disclosure or dissemination of Discloser’s Confidential Information to any third party without prior written permission from Discloser. The Parties hereto agree, except as otherwise provided in this Agreement, that the terms and conditions of this Agreement are Confidential Information of Apath and Pharmasset, and shall be subject to the confidentiality protection requirements

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Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

provided hereunder. Information shall not be considered to be Confidential Information, however, if: (i) it was independently known by Confidant prior to its receipt from Discloser, which Confidant can establish by adequate written documentation; (ii) it was made available to Confidant as a matter of lawful right by a third party; (iii) it is generally available in the public domain, or later becomes available to the public through no fault of or breach of this Agreement by Confidant; or (iv) it is independently developed by Confidant without the benefit of information disclosed hereunder, which Confidant can establish by adequate written documentation. Notwithstanding the above, if Confidential Information is required by law to be disclosed, the Confidant may do so limiting the disclosure to that information sufficient to meet its legal obligations after notifying Discloser in advance of its intent to do so.

10. Publication. If Pharmasset wishes to publish any articles in scientific journals or give public presentations referring to the Tangible Property or Tangible Property Improvements or describing the use of the Tangible Property provided hereunder or Tangible Property Improvements, Pharmasset shall acknowledge Dr. Charles M. Rice as the source of the Tangible Property. No disclosure of the existence of, or the terms of, this Agreement may be made by either Party; except that either Party may disclose the existence and terms of this Agreement to its respective attorneys, accountants, other professional advisors, and current and prospective investors in the business on a strict “need to know” basis, and who shall be subject to confidentiality requirements no less restrictive than those set forth in Section 9 above. No Party shall use the name, trademark, trade name or logo of the other Party or of any of their faculty, staff, trustees, managers, members, or employees, or any adaptation thereof, in any publicity, news release, disclosure, advertising, promotional, or sales literature relating to this Agreement or its subject matter, except as may be required by law, without prior written consent being obtained, as appropriate, from the other Party.

11. Indemnification. Pharmasset shall indemnify, defend, and hold Apath and its managers, members, directors, officers, employees, consultants, representatives, and agents, and each of the aforementioned persons’ heirs and assigns (“Apath Indemnitees”) and WU and its trustees, faculty, staff, employees, and students, and each of the aforementioned persons’ heirs and assigns (“WU Indemnitees”), harmless from and against any and all claims, demands, actions, costs, or liabilities, in whatever form, including but not limited to claims of infringement related to the products or activities of Pharmasset (except for infringement with respect to or arising from Pharmasset’s use of the Tangible Property and Intellectual Property licensed hereunder), and including reasonable attorney fees, witness fees, and court costs at both trial and appellate levels (collectively, “Claims”), for any loss, damage, or injury to persons or property, or loss of life, caused by the acts or omissions of Pharmasset, its officers, agents, or employees, or by third parties acting on behalf of, or under authorization from, Pharmasset (whether by grant of sublicense or otherwise) or caused by products or portions of products developed, manufactured or sold by Pharmasset or others acting on its behalf or under its authorization from information or materials received from Apath that were developed or derived from Tangible Property or Intellectual Property provided from Apath hereunder, except, only as to Apath, if such Claim is due to the intentional or grossly negligent actions or inactions of any Apath Indemnitee or except, only as to WU, if such Claim is due to the intentional or grossly negligent actions or inactions of any WU Indemnitee, provided that: (i) Apath promptly notifies Pharmasset in writing after any Apath Indemnitee receives notice of any Claim; (ii) WU promptly notifies Pharmasset in writing after any WU Indemnitee receives notice of any Claim; and (iii) Pharmasset is given the opportunity, at its option (which must be exercised by providing written notice to Apath), to control the defense and trial of any Claim, and any related settlement negotiations, and (iv) the Apath Indemnitees and WU Indemnitees reasonably cooperate with Pharmasset in the defense of any such Claim.

12. Insurance. Pharmasset shall at all times comply, through insurance, with all applicable statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this Agreement. In addition to the foregoing, Pharmasset shall obtain and maintain, claims made Broad Form Commercial General Liability (BFCGL) Insurance with a reputable and financially

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secure insurance carrier(s) having at least an Excellent rating (A rating or above by A.M. Best), a financial performance rating of at least Strong (A rating or above by A. M. Best), and an A.M. Best Class Size of at least X, with commercially reasonable deductibles. Deviations from the rating or class size must be approved in advance by Apath and WU. Such BFCGL Insurance shall include, among all other coverages standing in such BFCGL policies, coverage for product liability and contractual liability including, without limitation, all contractual indemnification obligations assumed herein; such BFCGL policies shall also include cross liability and severability endorsements. Such insurance shall provide to Pharmasset minimum annual limits of at least the Insurance Minimum Amounts. Upon request, Pharmasset shall provide Apath and WU with a certificate of such insurance no more than once annually. All such policies shall apply to all claims made arising out of all activities relating to the use of Tangible Property and use of the Licensed Patent Rights, including the development, manufacture, and transfer of any products therefrom, and for laboratory research and laboratory screening, during the term of this Agreement, and for a period of six (6) years after the termination or expiration of this Agreement, whichever occurs later. No policies of insurance required hereunder may be canceled or materially revised without thirty (30) days’ prior written notice to and approval by Apath and WU. All such policies shall apply to all claims made arising out of all activities set forth herein and shall survive termination or expiration of this Agreement. WU is the intended third party beneficiary of this Agreement and has the standing and right to enforce the Agreement against Pharmasset and/or Apath in any court of competent jurisdiction.

13. Apath Representations and Warranties. As of the Effective Date, Apath represents and warrants to Pharmasset that it has the lawful right to grant the licenses set forth herein. Furthermore, as of the Effective Date, (i) Apath is not a party to any proceedings or claims and, to the best of Apath’s knowledge, is not aware of any threatened proceedings or claims, relating to, affecting, or limiting its rights or the rights granted to Pharmasset under this Agreement such as an interference, or a claim of infringement or invalidity regarding any part or all of the Intellectual Property and its use as contemplated in the underlying patent applications as presently drafted, (ii) the Intellectual Property is free of any liens, encumbrances, restrictions or other legal or equitable claims except for rights reserved by the U.S. Government by law derived from research performed under a federal funding agreement as provided in Title 35, United States Code, and (iii) Apath has provided to Pharmasset correct and complete copies, except where clearly redacted, of the documents constituting the Primary WU License Agreement and all amendments of, and/or modifications to, the Primary WU License Agreement. The word “claim” as used in this Section 13 shall mean any charge of infringement which shall be adequate to satisfy the subject matter jurisdiction requirement in support of a declaratory judgment action challenging such claim.

14. Disclaimer and Limitation of Liability. ALL TANGIBLE PROPERTY AND INTELLECTUAL PROPERTY PROVIDED OR LICENSED BY APATH TO PHARMASSET HEREUNDER IS PROVIDED ON AN “AS-IS” BASIS AND, OTHER THAN AS EXPLICITLY SET FORTH IN THIS AGREEMENT, APATH MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR NON-INFRINGEMENT OF ANY THIRD PARTY INTELLECTUAL PROPERTY.

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY A PARTY ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE APPLICABLE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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15. Representations and Warranties. Each Party represents and warrants to the other that it has the corporate power and authority to enter into this Agreement and that the making of this Agreement does not violate any separate agreement it has with any other entity.

16. Term and Termination. This Agreement shall become effective as of the Effective Date, and expire on the date of expiration, or earlier termination, of the last to expire, or to be terminated, U.S. patent in the Licensed Patent Rights.

(a) In the event of any uncured breach of this Agreement by Pharmasset, Apath shall have the right to terminate this Agreement and the rights and privileges granted hereunder by providing Pharmasset with thirty (30) days’ prior written notice, which shall specify the grounds therefor. Termination of the Agreement shall become effective upon expiration of such 30-day notice period unless Pharmasset shall have cured the breach during such 30-day period or, in the case of a breach that cannot be reasonably cured during such 30-day period continues to use its best efforts until it cures such breach.

(b) Notwithstanding the foregoing, should Pharmasset breach this Agreement by providing Tangible Property or Tangible Property Improvements to a third party without authorization or by failing to maintain any Confidential Information in confidence, then Apath may immediately terminate this Agreement and apply to a Court of proper jurisdiction for injunctive relief without prejudice to any other remedies that might also be available for such breach. In such event, Pharmasset shall reimburse Apath for all reasonable expenses related to investigating, applying for and obtaining such injunctive relief, including attorney’s fees, and agrees that no bond need be posted for a Court to issue such injunction.

(c) Pharmasset may terminate the Agreement for any reason or no reason by giving Apath thirty (30) days’ prior written notice of termination, whereupon such termination shall be effective for all purposes hereunder as of the date such notice is received by Apath pursuant to Section 20.

(d) If this Agreement is terminated by Pharmasset for any reason or by Apath for cause, Pharmasset shall destroy all Covered Technology in its possession, custody, or control and cease all use thereof; provided, however, that if this Agreement is terminated by reason of the expiration, or earlier termination, of the last to expire, or to be terminated, U.S. patent in the Licensed Patent Rights, then Pharmasset will be permitted to retain all Covered Technology in its possession, custody or control and will be permitted to continue its use thereof without any obligation to Apath. Subject to the foregoing, within thirty (30) days following the date of notice of termination by Pharmasset or by Apath for cause, Pharmasset shall provide to Apath a written certification, signed by an authorized person of Pharmasset, indicating that all Covered Technology in the possession of, or under the control of, Pharmasset has been completely destroyed and is no longer in use or that Pharmasset is not required to take such action, as applicable.

17. Governing Law. This Agreement shall be construed, governed, interpreted and applied in accordance with the substantive laws of the State of New York, USA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction.

18. Assignment. Apath may assign this Agreement at its discretion, without the approval of Pharmasset. Pharmasset may not assign or otherwise transfer this Agreement (including any rights and privileges granted hereunder) without the prior written consent of Apath; provided, however, that Pharmasset may, without such consent, assign this Agreement and its rights and obligations hereunder in connection with a transfer or sale of all or substantially all of its business, or in the event of its merger or consolidation with another entity. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume

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all obligations of its assignor under this Agreement; however, any such assignment shall not relieve any assignor of its obligations and duties hereunder the performance of which by any assignee shall be guaranteed by such assignor.

19. Survivability. The rights and obligations in Sections 1, 5, 7, 10, 11 and 13 through 27 shall survive the expiration or the earlier termination of this Agreement. Sections 8, 9 and 12 shall survive the expiration or the earlier termination of this Agreement as stated therein.

20. Notices. Any notice or other communication to a Party pursuant to this Agreement shall be in writing and shall be deemed: (a) received (i) five days after the mailing date if sent to the other Party by first-class mail, postage prepaid, (ii) on the date of faxing printed on a fax confirmation if faxed to the other Party, or (iii) two days after the shipping date if sent to the other Party by overnight courier or delivery service, such as Federal Express; and (b) sufficiently made or given if it is addressed (i) to Apath at notice address identified below or as it shall later designate by written notice to Pharmasset, or (ii) to Pharmasset at its last business address known to Apath or at such other address as later designated by Pharmasset by written notice to Apath. Payments shall be made solely by overnight courier or delivery service but shall otherwise be governed by the terms as recited in this Section 20.

If to Apath, L.L.C.:	If to Pharmasset:

President and Chief Scientific Officer Apath, L.L.C. 893 N. Warson Road St. Louis, Missouri 63141 Fax: 314-812-8075 With a copy to: VP, Business Development	Senior Vice President, Business Development and Strategy Pharmasset, Inc. 303A College Road East Princeton, New Jersey 08540 Fax: 609-613-4150 With a copy to: Associate Director, Legal Affairs

21. Entire Agreement. The Parties acknowledge that this Agreement sets forth the entire agreement and their mutual understanding as to the subject matter hereof, superseding any prior oral or written communications or agreements (including, for the purpose of clarity, the Parties’ desire to cancel the 10/18/2000 License Agreement and replace it with this Agreement), and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by authorized representatives of the Parties and specifically referring to this Agreement.

22. Captions. The captions, headings or titles of the various sections of this Agreement are for convenience of reference only, and shall not be deemed or construed to limit or expand the substantive provisions of such sections.

23. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, which, taken together, shall constitute an original. This Agreement may be executed by facsimile, which shall constitute an original.

24. No Agency. Neither Party shall be deemed to be an agent of the other Party as a result of any transaction under or related to this Agreement, and shall not in any way pledge the other Party’s credit or incur any obligation on behalf of the other Party.

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25. Severability. The provisions of the Agreement are severable, and in the event that any provisions of this Agreement are determined to be invalid or unenforceable under any controlling body of law, such invalidity or enforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

26. Force Majeure. If the performance by a Party of any obligation under this Agreement is prevented or impaired by acts of war, riot, terrorism, acts or defaults of common carriers, or governmental laws, acts or regulations, such Party shall be excused from performance as long as such cause continues to prevent or impair performance; provided, however, the Party claiming such excuse shall hereto promptly notify the other party of the existence of such cause and shall at all time use diligent efforts to resume and complete performance. Notwithstanding the foregoing, this Section 26 shall not affect Pharmasset’s obligation to pay fees set forth in Section 8 hereof.

27. Amendment and Waiver. None of the terms of this Agreement can be amended or waived except by a single writing signed by both of the Parties.

[signature page follows]

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IN WITNESS WHEREOF, the Parties have hereunto set their hands and duly executed this Agreement effective on the date first above written.

APATH, L.L.C.		PHARMASSET, INC.
“Apath”		“Pharmasset”

By:	/s/ Paul D. Olivo	By:	/s/ P. Schaefer Price
Name:	Paul D. Olivo, M.D., Ph.D.	Name:	P. Schaefer Price
Title:	President and Chief Scientific Officer	Title:	President and CEO

- 12 -	Apath/PHARMASSET Non-Exclusive Sublicense Agreement (TP/IP)